IMG MUTUAL FUNDS, INC.


                                  EXHIBIT # 12

                                       TO

                          POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                        FORM N-14 REGISTRATION STATEMENT

                  CLINE, WILLIAMS, WRIGHT, JOHNSON & OLDFATHER
                            1900 First Bank Building
                              233 South 13th Street
                                Lincoln, NE 68508
                                 (402) 474-6900
                               Fax: (402) 474-5393



                                                  January 12, 1998




IMG Mutual Funds, Inc.
2203 Grand Ave.
Des Moines, IA 50312-5338

         RE: Plan of Reorganization and Reclassification for combining Liquid Assets Fund, Inc. and Municipal Assets Fund,
                Inc., respectively, into a New Liquid Assets Fund and New Municipal Assets Fund (collectively, the "New Funds").

Dear Sirs:

         We have been asked to give our opinion relating to the above-described transaction (the "Reorganization"), as to certain Federal income tax consequences of consummating the transactions contemplated in the Plan of Reorganization (the "Plan").

Background

         Liquid Assets Fund, Inc. ("LAF") and Municipal Assets Fund, Inc. ("MAF") are Iowa corporations, each registered under the Investment Company Act of 1940, as amended, as open-end investment companies of the management type. IMG Mutual Funds, Inc. (IMG) is a Delaware corporation consisting of multiple investment portfolios.

         It is proposed that all of the LAF shares and MAF shares ("outstanding shares") be exchanged for shares of newly-created portfolios of IMG, respectively, New Liquid Assets Fund ("NLAF") and New Municipal Assets Fund ("NMAF"). A number of full and fractional new New Fund shares equal to the net asset value of the outstanding shares will be issued at the Effective Time of Reorganization.

Assumptions

         For purposes of this opinion, we have made several assumptions:

         First, that the LAF and MAF and NLAF and NMAF are qualified as "regulated investment companies" under Part I of Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code of 1986, as amended (the "Code") and also meet the diversification requirements of Code ss.368(a)(2)(E)(ii), for its most recently ended fiscal year and will continue to so qualify for its current fiscal year;

         Second, that the shareholders of the LAF and MAF have no plan or intention to dispose of a number of shares of the NLAF or NMAF received by them as a result of the transaction which would result in their owning in the aggregate shares of the NLAF or NMAF having a fair market value that is less than 50% of the fair market value of the LAF or MAF shares outstanding immediately before the transaction (including any LAF or MAF shares redeemed in anticipation of the transaction);

         Third, that the NLAF or NMAF have no plan or intention to reacquire any of their shares issued in the transaction, except for redemptions in the ordinary course of business as a regulated investment company;

         Fourth, that the NLAF or NMAF have no plan or intention to sell or otherwise to dispose of any of its assets except for dispositions made in the ordinary course of business;

         Fifth, that the transaction serves a business purpose or purposes of the Funds and that following the transaction the NLAF and NMAF will continue the historic business of the LAF and MAF or use a significant portion of the LAF and MAF historic business assets in a business;

         Sixth, that the NLAF, NMAF, LAF and MAF are not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in any Federal or State court; and

         Seventh, that the Plan substantially in the form included as an exhibit to the registration statement of the Bond Fund, on Form N-14 under the Securities Act of 1933 (the "Registration Statement") has been or will be duly authorized by the Bond Fund.

         The opinions set forth below are subject to the approval of the Plan by the shareholders of the LAF and MAF, to the proper submission and filing of appropriate documents with the appropriate government agencies and to the satisfaction of the terms and conditions set forth in the Plan.

Conclusions

         Based upon the Code, applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service contained in revenue rulings and procedures, and judicial decisions, and upon the information, representations and assumptions contained herein and in the documents provided to us by you, it is our opinion for Federal income tax purposes that:

                    (i) the exchange of outstanding shares by Shareholders of LAF or MAF for new shares of NLAF or NMAF, respectively, as described in its Plan will constitute a reorganization within the meaning of Code Sections 368(a)(1)(C) and 368(a)(1)(F).

                   (ii) in accordance with sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by the LAF and MAF as a result of such transactions;

                  (iii) in accordance with section 1032(a) of the Code, no gain or loss will be recognized by the NLAF or NMAF as a result of such transactions;

                   (iv) in accordance with section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of the LAF or MAF on the distribution to them by a LAF or MAF of new shares of the NLAF or NMAF in exchange for their shares of such LAF or MAF (but shareholders of the LAF and MAF subject to taxation will recognize income upon receipt of any net investment income or net capital gains of such LAF and MAF which are distributed to them by the LAF and MAF prior to the closing date of its Reorganization);

                    (v) in accordance with section 358(a)(1) of the Code, the basis of the NLAF or NMAF shares received by a shareholder of a LAF or MAF will be the same as the basis of the shareholder's LAF or MAF shares immediately before the transactions; and

                   (vi) in  accordance  with  section  1223(1)  of the  Code,  a shareholder's holding period for NLAF and NMAF shares will be determined by including the period for which the shareholder held LAF and MAF shares exchanged therefor, provided that the shareholder held such LAF and MAF shares as a capital asset.

         We express no opinion relating to any Federal income tax matter except on the basis of the documents and assumptions described above. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. Such laws, regulations, administrative rulings and court decisions are subject to change at any time. Any such change could affect the validity of the opinion set forth above.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Federal Income Tax Consequences" in the Combined Proxy Statement/Prospectus constituting a part of the Registration Statement.

                                Very truly yours,

                                /s/ Cline, Williams, Wright,
                                Johnson & Oldfather

                                CLINE, WILLIAMS, WRIGHT,
                                JOHNSON & OLDFATHER